Exhibit 10.5
May 3, 2012
Mr. Stephen J. Bacica

Dear Steve:
The Board of Directors (the “Board”) of MCG Capital Corporation (the “Corporation”) appreciates your efforts and contributions as Chief Financial Officer of the Corporation during the past three years. This letter memorializes the terms of your termination of employment with the Corporation and its affiliated companies. All capitalized but undefined terms used in this letter shall have the meanings set forth in the employment agreement between you and the Corporation, dated October 28, 2008, as amended effective December 23, 2008 (the “Employment Agreement”).
Separation from Employment. By execution of this letter, you acknowledge and agree that you will separate from employment with the Corporation effective as of May 15, 2012, (the “Separation Date”). Your separation from employment will be treated for purposes of the Employment Agreement and, to the extent beneficial to you, your outstanding equity-based awards, as a termination by the Corporation other than for Cause, effective on Separation Date, subject to the terms and conditions of this letter. This letter will serve as an acceptance of your resignation as an officer and director of the Corporation and as an officer and/or director of any of its affiliated entities, including any portfolio companies, effective as of the Separation Date.
No Disputes. You understand that the Corporation will be required to file a Quarterly Report on Form 10-Q or similar disclosure in a periodic filing with the SEC relating to your departure, and you hereby confirm that your separation of employment is not in any way related to a disagreement with the Corporation on any matter relating to the Corporation’s operations, policies or practices.
Separation Payments and Benefits. Subject to your signing and delivering to the Corporation (no later than 30 days following the Separation Date) and not revoking the release of claims attached hereto as Exhibit A (the “Release”) and your continued compliance with the covenants set forth in Section 7 of the Employment Agreement, you shall be entitled to the payments and benefits set forth on the attached Schedule I. You hereby acknowledge that Schedule II accurately reflects all outstanding restricted shares of common stock of the Corporation (“Restricted Shares”) held by you as of the Separation Date, and agree that any such awards held by you as of the Separation Date shall be treated under their respective terms (as set forth on Schedule II), subject to your timely execution and non-revocation of the Release. Except as described in this letter, including Schedules I and II hereto, you hereby acknowledge that you have no further rights to any compensation or benefits under your Employment Agreement or any incentive, equity or benefit plan, program or agreement of or with the Corporation or any of its affiliated entities, including any portfolio companies. The Release must be signed and delivered to the Corporation no later than 30 days following the Separation Date. If you do not timely sign and deliver the Release to the Corporation, or if you revoke the Release during the statutory seven (7)-day revocation period, you shall forfeit any rights to the amounts and benefits provided under this letter. If you die prior to the Separation Date, then your beneficiary designated on file with the Corporation under your life insurance policy shall be entitled to receive the payments set forth on the attached Schedule I (other than benefits due under plans of the Corporation which will be paid or provided in accordance with the terms of the applicable plan), provided that the Corporation has received a signed release from such beneficiary substantially in the form of the Release.
Reimbursement of Legal Fees. On the Separation Date, the Corporation shall pay directly on your behalf $5,000 to the attorney that you retained to advise you in connection with the negotiation and execution of this letter.
Restrictive Covenants. You acknowledge and agree that both the Non-Competition Period and the Applicable Period begin on the Separation Date and end 24 months after the Separation Date, and that Section 7(d)(iii) of the Employment Agreement does not apply in connection with your termination of employment pursuant to this letter. The Corporation shall have the remedies provided under Section 7(f) of the Employment Agreement available to it, in addition to its right to cease to pay or provide the payments and benefits set forth in this letter.
Miscellaneous. This letter and the attachments hereto constitute the entire agreement between you and the Corporation regarding your rights upon termination and supersede any earlier agreement, written or oral, with respect thereto. This letter will be governed by and construed in accordance with the laws of the Commonwealth of Virginia without reference to the principles of conflict of law. The terms of Section 7 (except for Section 7(d)(iii)) and Section 9 of the Employment Agreement shall survive and be enforceable by the parties pursuant to their terms and as if set forth herein. In addition, any rights to indemnification under the Corporation’s charter, bylaws and director’s and officer’s liability insurance policy (which for the avoidance of doubt, apply with respect to your service to the Corporation and its affiliated entities, including any portfolio companies), shall survive your termination of service. The “Successors and Assigns” provision of Section 8 of the Employment Agreement shall apply to this letter as if set forth herein, with references to the “Company” referring to the “Corporation,” to this “Agreement” referring to this “letter” and to the “Executive” referring to “you.” You and the Corporation agree that any disputes relating to any matters under the terms of this letter shall be resolved in accordance with Sections 7(f) and 9 of the Employment Agreement, as applicable.

To indicate your agreement with the foregoing, please sign and return this letter, which will become a binding agreement on our receipt.
Very truly yours,
MCG Capital Corporation

By:  /s/ Richard W. Neu
Name: Richard W. Neu
Title: Chief Executive Officer

Accepted and Agreed as of May 3, 2012:
/s/  Stephen J. Bacica
Stephen J. Bacica

[Signature Page to Stephen J. Bacica Termination Letter dated May 3, 2012]

Schedule I

Employment Agreement Section Reference	Description of Payment	Amount of Payment	Payment Date(s)
5(c)(i)	(1) Unpaid Base Salary through the Separation Date, (2) unreimbursed business expenses incurred through the Separation Date and (3) accrued and unused vacation pay through the Separation Date
Base Salary of $16,479.17 through the Separation Date plus any outstanding, unreimbursed business expenses incurred through the Separation Date payable on the Company's next regular payroll distribution date. All accrued and unused vacation was previously paid to you under the Corporation’s revised PTO Policy.
May 15, 2012
5(c)(ii)	A payment equal to two times the sum of your Base Salary and Target Annual Bonus	Aggregate amount of $1,582,000
$395,500 to be paid on the Corporation’s first payroll pay date occurring on or after the first day following the six-month anniversary of the Separation Date (the “First Payment Date”) and $1,186,500 to be paid in 18 equal monthly installments thereafter commencing on the Corporation’s first customary payroll date of each calendar month following the First Payment Date.

5(e)	Compensation or Benefits under other Corporation plans, programs and practices	Your vested account balance under the Corporation’s tax qualified 401(k) plan.	In accordance with the terms of the plan and any elections thereunder.

Schedule II

Restricted Shares

Award and Grant Date	# of Shares	Treatment/Vesting Date
Restricted Stock Award granted July 1, 2008	305	Vest on Separation Date
Restricted Stock Award granted March 1, 2011	23,375	Vest on Separation Date

Minimum statutory withholding to be satisfied through net share settlement.

Exhibit A

For and in consideration of the payments and other benefits due to Stephen J. Bacica (the “Executive”) pursuant to the termination letter dated as of May 3, 2012, by and between MCG Capital Corporation (the “Corporation”) and the Executive (the “Termination Letter”), and for other good and valuable consideration, the Executive hereby agrees, for the Executive, the Executive’s spouse and child or children (if any), the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever release, discharge and covenant not to sue the Corporation or any of its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of, or related to, his employment with the Corporation, its affiliates and subsidiaries, including any portfolio companies (collectively, with the Corporation, the “Affiliated Entities”), the Executive’s separation from employment with the Affiliated Entities, which the Executive now has or may have against the Released Parties, whether known or unknown to the Executive, by reason of facts which have occurred on or prior to the date that the Executive has signed this Release. Such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of the Executive’s employment with the Affiliated Entities, as well as any and all such claims under state contract or tort law.
The Executive has read this Release carefully, acknowledges that the Executive has been given at least 21 days to consider all of its terms and has been advised to consult with an attorney and any other advisors of the Executive’s choice prior to executing this Release, and the Executive fully understands that by signing below the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. The Executive also understands that the Executive has a period of seven days after signing this Release within which to revoke his agreement, and that, except as provided otherwise in the section of the Termination Letter entitled “Separation Payments and Benefits,” neither the Corporation nor any other person is obligated to make any payments or provide any other benefits to the Executive pursuant to the Termination Letter until no less than eight days have passed since the Executive’s signing of this Release without the Executive’s signature having been revoked. Finally, the Executive has not been forced or pressured in any manner whatsoever to sign this Release, and the Executive agrees to all of its terms voluntarily.
Notwithstanding anything else herein to the contrary, this Release shall not affect: (i) the Corporation’s obligations to the Executive as set forth in the Termination Letter; or (ii) rights to indemnification the Executive may have under the Corporation’s bylaws or charter or as an insured under any director’s and officer’s liability insurance policy now or previously in force.
This Release is final and binding and may not be changed or modified except in a writing signed by both parties.

IN WITNESS WHEREOF, Executive has signed this Release on this        day of        , 2012.

Stephen J. Bacica

Accepted and Agreed as of this        day of       , 2012:
MCG Capital Corporation
By:
Name: Richard W. Neu
Title: Chief Executive Officer

[Signature Page to Stephen J. Bacica Release
(Attached to Separation Letter dated May 3, 2012)]